Exhibit 99.1

GAP INC. REPORTS JANUARY SALES OF $1.19 BILLION

COMPARABLE STORE SALES FLAT

Company Expects to Report Fiscal Year 2006 Earnings Per Share of

$0.89 to $0.91

SAN FRANCISCO – February 8, 2007 – Gap Inc. (NYSE: GPS) today reported net sales of $1.19 billion for the five-week period ended February 3, 2007. Net sales for the four-week period ended January 28, 2006, were $955 million. The company’s comparable store sales for the four-week period ended January 27, 2007, were flat compared with a 1 percent increase in January 2006.

The company noted that fiscal 2006 had 53 weeks versus 52 weeks in fiscal 2005. Net sales numbers for January 2007 include this additional week; however comparable store sales calculations for January are based on the first four weeks of the month.

Comparable store sales by division for January 2007 were as follows:

•	Gap North America: negative 6 percent versus positive 3 percent last year

•	Banana Republic North America: positive 14 percent versus negative 6 percent last year

•	Old Navy North America: negative 1 percent versus flat last year

•	International: positive 1 percent versus positive 7 percent last year.

“We are pleased that our strategies to clear through holiday product in January were largely effective,” said Sabrina Simmons, senior vice president, corporate finance, Gap Inc. “As we expected, total company merchandise margins for the month were significantly below last year, driven by Gap and Old Navy.”

Fourth Quarter Sales Results and Guidance

For the 14 weeks ended February 3, 2007, total company net sales were $4.9 billion. Net sales were $4.8 billion for the 13 weeks ended January 28, 2006. The company’s comparable store sales for the 13 weeks ended January 27, 2007, decreased 7 percent compared with a decrease of 6 percent in the fourth quarter of the prior year.

Comparable store sales by division for the fourth quarter were as follows:

•	Gap North America: negative 8 percent versus negative 7 percent last year

•	Banana Republic North America: positive 3 percent versus negative 5 percent last year

•	Old Navy North America: negative 9 percent versus negative 6 percent last year

•	International: negative 6 percent versus flat last year.

Year-to-date net sales were $15.9 billion for the 53 weeks ended February 3, 2007. Net sales were $16.0 billion for the 52 weeks ended January 28, 2006. The company’s year-to-date comparable store sales for the 52 weeks ended January 27, 2007, decreased 7 percent compared with a decrease of 5 percent in the prior year.

As of February 3, 2007, Gap Inc. operated 3,131 store locations compared with 3,053 store locations last year.

The company reiterated that it expects the percent increase in inventory per square foot at the end of the fourth quarter of fiscal 2006 to be in the low-single-digits versus prior year.

Fiscal Year 2006 Guidance

The company announced that it now expects fiscal year 2006 earnings per share to be $0.89 to $0.91. This revision in guidance is based primarily on the fact that the company moved more holiday clearance merchandise than previously expected, and also reflects the company’s expectation that its annual effective tax rate will be about 38.5 percent versus previous guidance of about 39 percent.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will release its fourth quarter earnings via press release on March 1, 2007, at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s fourth quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

Gap Inc. will announce February sales on March 8, 2007.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding: (i) earnings per share for the fiscal year 2006; (ii) inventory per square foot at the end of the fourth quarter of fiscal year 2006 and (iii) the effective tax rate for fiscal year 2006.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Readers should also consult the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 2006.

These forward-looking statements are based on information as of February 8, 2007, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Evan Price	Greg Rossiter
415-427-2161	415-427-2360